CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 14, 1998, relating to the financial statements and the financial highlights appearing in the August 31, 1998 Annual Report to Shareholders of the Phoenix Investment Trust 97, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights' in the Prospectus and under the heading "Other Information -- Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 30, 1998